Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Jennifer Eaton - Corp. Communications	216/896-2895
jeaton@parker.com

Financial Analysts –
	Pamela Huggins, VP & Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol:	PH - NYSE

PARKER POSTS RECORD QUARTERLY SALES AND EARNINGS, EPS AT $1.11

Cleveland, Ohio: October 19, 2004 – Parker Hannifin Corporation (NYSE: PH) today reported record quarterly net income and earnings for the period ended September 30, 2004, while also marking a record $1.95 billion in fiscal first-quarter sales. Net income increased 134 percent to $132.8 million, or $1.11 per diluted share, compared with last year’s quarterly net income of $56.7 million, or 48 cents per diluted share, on $1.59 billion in sales. In the current quarter, earnings were reduced by seven cents per diluted share for an investment write-down and a one-time pension adjustment resulting from a plan restructuring.

The company generated $160 million in cash from operations during the quarter, or 8.2 percent of sales, compared with $144 million, or 9.1 percent of sales a year ago. “Our balance sheet remains strong and we will continue to invest in growth opportunities, including acquisitions that are expected to be accretive to earnings such as our recent announcements welcoming Sporlan Valve Company to the Parker family,” said Parker CEO Don Washkewicz.

“Thanks to our employees executing our Win Strategy, Parker is winning on many fronts. Outside of North America, we achieved profitability exceeding 10 percent this quarter, and our acquisitions are doing very well,” added Washkewicz. “We’re rapidly improving our financial performance, while focusing on four areas of growth: (1) Growing our market share in Total Parker Systems; (2) Growing globally with our customers in emerging markets; (3) Adding strategic acquisitions that bring great technology to our motion and control portfolio; and (4) Cultivating innovation to accelerate internal growth.”

Operating Results

Parker’s North American Industrial units posted first-quarter sales of $832.3 million, up 25 percent from last year. Operating income in the current quarter was $119.8 million, for an operating margin of 14.4 percent, compared with 6.4 percent last year.

The International Industrial businesses achieved first-quarter operating income of $66.5 million and an operating margin of 12.1 percent, compared with 7.4 percent last year. Sales increased 30 percent to $549 million, with acquisitions and currency translation contributing more than half of the increase.

Parker Aerospace sales increased 16 percent over the prior year to $331.1 million. First-quarter operating income improved to $51.3 million, for a 15.5-percent operating margin, compared with 13.2 percent a year ago.

The Climate & Industrial Controls business posted first-quarter operating income of $15.8 million on sales of $165.5 million, for an operating margin of 9.6 percent, compared with 11.2 percent last year.

In the “Other” unit, comprised of Wynn Specialty Chemicals and Astron metal buildings, quarterly operating income was $10 million on $69.3 million in sales, for an operating margin of 14.4 percent, compared with 10.1 percent a year ago.

Outlook

“We’re encouraged by continued strength in the global economy and improvements we’ve seen in most segments of our business, including industrial international and the up tick in aerospace aftermarket,” said Washkewicz. “Our main concerns at this point in the recovery are inflationary pressures from oil and raw material shortages and the prospects for higher interest rates.”

The company raised its second quarter and full-year earnings estimates for fiscal year 2005, indicating it expects to earn between $.85 and $1.05 per diluted share in the second quarter. Full-year earnings are estimated to be between $4.30 and $4.70 per diluted share.

In addition to the information provided herein, Parker advises shareholders to note order trends, for which the company makes a disclosure several business days after the conclusion of each month. This information is available on the company’s investor information web site, at www.phstock.com.

With annual sales of more than $7 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 48,000 people in 46 countries around the world. Parker has increased its annual dividends paid to shareholders for 48 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information site at www.phstock.com.

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal first-quarter results is available to all interested parties via live webcast at 10 a.m. ET, on the company’s investor information web site, www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users may also complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment projections. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as inflation and interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2004

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)	Three Months Ended September 30,
(Dollars in thousands except per share amounts)	2004	2003
Net sales	$1,947,192	$1,586,918
Cost of sales	1,528,278	1,298,776

Gross profit	418,914	288,142
Selling, general and administrative expenses	203,298	180,204
Other income (deductions):
Interest expense	(16,245)	(21,780)
Interest and other (expense), net	(10,692)	(1,545)

	(26,937)	(23,325)

Income before income taxes	188,679	84,613
Income taxes	55,896	27,922

Net income	$132,783	$56,691

Earnings per share:
Basic earnings per share	$1.12	$.48

Diluted earnings per share	$1.11	$.48

Average shares outstanding during period - Basic	118,288,566	116,903,693
Average shares outstanding during period - Diluted	119,712,032	117,769,743

Cash dividends per common share	$.19	$.19

BUSINESS SEGMENT INFORMATION BY INDUSTRY
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2004	2003
Net sales
Industrial:
North America	$832,338	$667,777
International	548,973	421,824
Aerospace	331,134	284,631
Climate & Industrial Controls	165,470	155,950
Other	69,277	56,736

Total	$1,947,192	$1,586,918

Segment operating income
Industrial:
North America	$119,809	$43,045
International	66,473	31,332
Aerospace	51,294	37,485
Climate & Industrial Controls	15,817	17,514
Other	9,984	5,733

Total segment operating income	$263,377	$135,109
Corporate general and administrative expenses	25,403	22,962

Income from operations before interest expense and other	237,974	112,147
Interest expense	16,245	21,780
Other expense	33,050	5,754

Income before income taxes	$188,679	$84,613

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

CONSOLIDATED BALANCE SHEET

(Unaudited)	September 30,
(Dollars in thousands)	2004	2003
Assets
Current assets:
Cash and cash equivalents	$290,717	$205,409
Accounts receivable, net	1,185,357	967,866
Inventories	1,044,583	991,306
Prepaid expenses	39,272	38,876
Deferred income taxes	116,991	102,498

Total current assets	2,676,920	2,305,955
Plant and equipment, net	1,575,865	1,632,563
Goodwill	1,206,685	1,113,603
Intangible assets, net	102,582	57,765
Other assets	777,758	772,706

Total assets	$6,339,810	$5,882,592

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$33,033	$289,041
Accounts payable	509,171	415,380
Accrued liabilities	533,113	466,453
Accrued domestic and foreign taxes	147,724	85,489

Total current liabilities	1,223,041	1,256,363
Long-term debt	955,145	956,356
Pensions and other postretirement benefits	810,468	922,768
Deferred income taxes	64,401	16,975
Other liabilities	170,290	142,269
Shareholders' equity	3,116,465	2,587,861

Total liabilities and shareholders' equity	$6,339,810	$5,882,592

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2004	2003
Cash flows from operating activities:
Net income	$132,783	$56,691
Depreciation and amortization	64,138	63,379
Net change in receivables, inventories, and trade payables	(46,862)	26,469
Net change in other assets and liabilities	13,496	2,984
Other, net	(3,713)	(5,491)

Net cash provided by operating activities	159,842	144,032

Cash flows from investing activities:
Acquisitions	(2,100)	—
Capital expenditures	(40,143)	(36,799)
Other, net	14,635	5,222

Net cash (used in) investing activities	(27,608)	(31,577)

Cash flows from financing activities:
Net (payments for) proceeds from common share activity	(96)	13,668
Net (payments of) debt	(3,503)	(145,647)
Dividends	(22,483)	(22,131)

Net cash (used in) financing activities	(26,082)	(154,110)

Effect of exchange rate changes on cash	718	1,214

Net increase (decrease) in cash and cash equivalents	106,870	(40,441)
Cash and cash equivalents at beginning of period	183,847	245,850

Cash and cash equivalents at end of period	$290,717	$205,409